Perot Systems &

Legacy Marketing Group

Joint News Release

Perot Systems Corporation 2300 West Plano Parkway Plano, TX 75075 +1 972 577 0000 www.perotsystems.com	Media Contact: Perot Systems Corporation Jonathan Moss +1 972 577 6395 jonathan.moss@ps.net

Legacy 2090 Marina Avenue Petaluma, CA 94954 +1 707 778 8638 www.legacynet.com	Media Contact: LEGACY Gretchen Barry +1 707 778 8638 x6801 gretchen@legacynet.com

PEROT SYSTEMS AND LEGACY MARKETING GROUP ANNOUNCE STRATEGIC ALLIANCE

Perot Systems to become exclusive administrator allowing Legacy to expand focus on annuity marketing, distribution

Plano, TX and Petaluma, CA – October 22, 2007 — Perot Systems Corporation (NYSE: PER) and innovative annuity marketer Legacy Marketing Group today announced a strategic alliance.  Under the agreement, Perot Systems will take over current administrative processing for approximately 70,000 annuity contracts for five of Legacy’s existing carrier customers. Perot Systems will also become the exclusive provider of administrative services for Legacy’s future portfolio of annuity products. Legacy will focus exclusively on product development, promotion and distribution.

The agreement will enable Perot Systems to expand its existing annuity servicing capabilities through the transition to Perot Systems of existing Legacy staff and facilities.  It will also provide expansion into several new carrier relationships represented by Legacy’s customer base.  John Vonesh, leader of Perot Systems’ insurance business said, “Insurance domain expertise reflected in both our systems and our people is at the heart of our differentiated value proposition to the life and annuity industry.  We’re thrilled to be adding Legacy’s experienced operations staff to our team.  We’re also excited about the opportunity to benefit from Legacy’s ongoing leadership in annuity marketing.”

Legacy’s national sales force will continue to enjoy the convenience of working with a single organization offering a broad portfolio of fixed annuity products through multiple insurance carriers.  Preston Pitts, Legacy President, stated “This agreement brings together the specialties of two different companies under a single marketing umbrella.  Our customers will benefit from the expertise of both organizations.”

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 PEROT SYSTEMS AND LEGACY ANNOUNCE ALLIANCE

Perot Systems’ cultural fit was cited as a major reason in Legacy’s selection process.  “We wanted to make sure that the Legacy culture was maintained so we were particularly impressed by Perot Systems’ commitment to and appreciation of our staff.  Perot Systems understands the value in maintaining continuity with this group of high quality service professionals”, stated Lynda Regan-Pitts, Legacy CEO.

Perot Systems provides third-party administration (TPA), business process outsourcing (BPO) solutions, infrastructure outsourcing, and applications solutions to the life, annuity and health insurance industry.  In 2005 Perot Systems acquired third-party administrator TAG, enhancing its insurance capabilities.  Today Perot Systems administers some three million policies for over thirty of the industries leading carriers.

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2006 revenue of $2.3 billion. The company has more than 22,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com/.

About Legacy Marketing Group

Since 1993, Legacy has specialized in the design and distribution of proprietary fixed annuity products.  With its unique business model, Legacy offers innovative products through multiple insurance carriers, value-added services, and high-touch customer service. Located in Northern California, just north of San Francisco, Legacy has built an independent distribution channel of more than 18,000 licensed financial professionals and maintains strong relationships with several major insurance carriers.  Additional information can be found at www.legacynet.com.

This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. For factors that could affect our business and cause actual results to differ materially, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/, as updated in our Quarterly Reports on Form 10-Q filed after such Form 10-K, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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